Exhibit 99.1

News Release

B/E AEROSPACE FIRST QUARTER RESULTS EXCEED EXPECTATIONS;
2010 FULL YEAR GUIDANCE INCREASED

WELLINGTON, Fla, April 27, 2010  (BUSINESS WIRE) – B/E Aerospace (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced first quarter 2010 financial results.

FIRST QUARTER 2010 HIGHLIGHTS

•	First quarter 2010 revenues of $463.5 million declined 11.5 percent as compared with the first quarter of 2009.

•	First quarter 2010 operating earnings of $72.0 million declined 10.8 percent as compared with the first quarter of 2009. Operating margin of 15.5 percent expanded 10 basis points.

•	First quarter 2010 net earnings were $33.8 million or $0.34 per diluted share.

•	First quarter 2010 free cash flow of $38.2 million represented a free cash flow conversion rate of 113.0 percent.

•	First quarter 2010 book-to-bill ratio was in excess of one for the second consecutive quarter. Bookings for both consumables and commercial aircraft segment spares improved substantially.

•	Full-year 2010 earnings per share guidance is raised by $0.05 per diluted share to approximately $1.45 per diluted share.

•	The company expects positive year-over-year quarterly earnings comparisons beginning in the second quarter of 2010.

FIRST QUARTER CONSOLIDATED RESULTS

First quarter 2010 revenues of $463.5 million declined by $60.2 million, or 11.5 percent, as compared with first quarter 2009 revenues of $523.7 million.  The $60.2 million decrease in consolidated revenues was due to a lower level of demand for consumables and business jet products.

First quarter 2010 operating earnings of $72.0 million declined 10.8 percent as compared with the first quarter of 2009.  Operating margin of 15.5 percent expanded 10 basis points in spite of the lower level of revenues.

First quarter 2010 net earnings were $33.8 million or $0.34 per diluted share.

Commenting on the company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “Our first quarter results were above our earlier expectations, primarily due to an improved demand environment for commercial aircraft spares and consumables.  On a sequential quarterly basis, our first quarter consolidated operating margin expanded 50 basis points on a 3 percent decline in revenues.  Importantly, orders for consumables and commercial aircraft spares have increased substantially from the trough levels of 2009.  We believe this higher level of demand is being driven by the more than five percent increase in global passenger traffic as compared with the comparable period in 2009.  Our first quarter operating results and the increasing demand for global air travel buoy our optimism.  As a result, we are raising our 2010 EPS guidance by $0.05 per diluted share to approximately $1.45 per diluted share.  We continue to expect a free cash flow conversion rate in excess of 100 percent for the full year 2010.”

Mr. Khoury continued, “Our recent award announcements and the expected increase in orders for cabin interior products arising from the recent increase in RFQ activity strengthens our confidence in a continued recovery in orders in 2010, and a book-to-bill ratio in excess of one for the full year.”

Free cash flow and free cash flow conversion rate are non-GAAP financial measures.   For more information see "Reconciliation of Non-GAAP Financial Measures."

FIRST QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

	REVENUES
	Three Months Ended March 31,
	($ in millions)
	2010	2009	% Change
Consumables management	$186.1	$239.4	-22.3%
Commercial aircraft	230.1	225.9	1.9%
Business jet	47.3	58.4	-19.0%
Total	$463.5	$523.7	-11.5%

	OPERATING EARNINGS
	Three Months Ended March 31,
	($ in millions)
	2010	2009	% Change
Consumables management	$36.8	$47.4	-22.4%
Commercial aircraft	33.8	28.5	18.6%
Business jet	1.4	4.8	-70.8%
Total	$72.0	$80.7	-10.8%

Although first quarter 2010 consumables management segment (CMS) revenues of $186.1 million declined 22.3 percent as compared with the first quarter of 2009, revenues increased 2.8 percent sequentially as compared with the fourth quarter of 2009.  CMS operating earnings declined 22.4 percent as compared with the first quarter of 2009.  Nevertheless, the operating margin of 19.8 percent was equal to the operating margin in the first quarter of 2009 on the lower level of revenues in the current year quarter.  As compared with the fourth quarter of 2009, current period CMS operating earnings increased 7.3 percent, operating margin expanded by 90 basis points and bookings increased at a double digit rate.

First quarter 2010 commercial aircraft segment (CAS) revenues of $230.1 million increased 1.9 percent as compared with the same period in the prior year.  First quarter CAS spares revenues increased at a double digit rate as compared with the prior year period.  CAS spares bookings increased more than 25 percent compared to the prior year period.  CAS first quarter operating earnings were $33.8 million, or 14.7 percent of revenues, an increase of 18.6 percent as compared with first quarter 2009 operating earnings of $28.5 million, or 12.6 percent of revenues.  First quarter 2010 operating margin expanded by 210 basis points as compared with the prior year period as a result of a higher level of spares revenues, successful cost reduction activities and a stronger dollar as compared with the British pound.  Importantly, on a sequential quarterly basis (compared with the fourth quarter of 2009), operating margin increased by 170 basis points on a 3.7 percent decrease in revenues, reflecting a double digit increase in spares revenues and ongoing operational efficiencies.

First quarter 2010 business jet segment revenues of $47.3 million declined 19.0 percent, and operating earnings of $1.4 million decreased by $3.4 million as compared with the first quarter of 2009,

as a result of lower revenues, an unfavorable mix of product revenues and the negative impact of reduced operating leverage in the current year period.

LIQUIDITY AND BALANCE SHEET METRICS

As of March 31, 2010, cash and cash equivalents were $153.9 million, an increase of $33.8 million as compared with December 31, 2009.  First quarter free cash flow of $38.2 million represents a free cash flow conversion rate of 113.0 percent.  Net debt as of March 31, 2010 was $864.5 million, which represents total debt of $1.02 billion less cash and cash equivalents of $153.9 million.  The company’s net debt-to-net capital ratio of 37.1 percent improved 120 basis points as compared with December 31, 2009.  There were no borrowings outstanding on the company’s $350 million revolving credit facility and the company has no debt maturities until 2014.  The company expects a free cash flow conversion rate in excess of 100 percent for the full year 2010.

BOOKINGS

Bookings during the first quarter of 2010 were approximately $510 million representing a book-to-bill ratio of 1.1 to 1, and for the second consecutive quarter represented a book-to-bill ratio in excess of one.  Backlog at the end of the quarter was approximately $2.7 billion, an increase of 2 percent as compared with the company’s December 31, 2009 backlog.

Mr. Khoury commented, “As expected, bookings continued to improve during the first quarter.  The increase in orders was highlighted by the recently announced awards from nine airlines and leasing companies for our new patented Pinnacle™ main cabin seating platform, the industry’s lightest full-featured seat.  These launch awards are initially valued in excess of $250 million, and are for economy class programs in new-buy Boeing B737, Airbus A320, and Boeing B787 aircraft.  Importantly, we experienced a substantial increase in commercial aircraft segment spares bookings and sales in the first quarter versus the first quarter of the prior year, and consumables bookings increased at a double digit rate versus the fourth quarter of 2009, which strengthens our expectation that demand for consumables and commercial aircraft segment spares should continue to improve in 2010 consistent with higher levels of global airline traffic.”

OUTLOOK

Commenting on the company’s outlook, Mr. Khoury stated, “As a result of improving global air traffic and airline yields, and better than expected performance during the first quarter of 2010, we are raising our 2010 full year earnings per share guidance by $0.05 per diluted share to approximately $1.45 per diluted share.  Second quarter 2010 earnings per diluted share are expected to be approximately $0.36.  In addition, we expect to generate free cash flow in excess of 100 percent of net earnings for the full year 2010, with the second quarter free cash flow conversion rate lower than that of the first quarter of 2010.  Our expectation for a higher level of demand for commercial aircraft segment spares and consumables should contribute toward favorable year-over-year quarterly operating earnings comparisons at the commercial aircraft and consumables management segments beginning in the second quarter of 2010.  Importantly, based upon our expectation of an expansion in orders and backlog and a recovery in our commercial aircraft segment spares and consumables businesses during 2010, we expect a significant increase in revenues, earnings and cash flows beginning in 2011.”

The company’s financial guidance for 2010 is as follows:

•
The company expects an expansion in orders and backlog in 2010 due to improving demand for consumables and commercial aircraft segment spares, the conversion of a portion of unbooked supplier furnished equipment awards to bookings, and an expected increase in orders for cabin interior products arising from the recent increase in RFQ activity related thereto.

•
2010 revenues are expected to be approximately 2 percent lower than 2009 revenues of approximately $1.94 billion, reflecting a lower level of commercial aircraft and business jet deliveries in 2010 and the weak bookings that the company experienced in 2009, offset somewhat by higher aftermarket revenues.

•	The company expects favorable quarterly earnings comparisons to 2009 beginning in the second quarter of 2010. Second quarter 2010 earnings per diluted share are expected to be approximately $0.36.

•
2010 earnings per diluted share are expected to be approximately $1.45 per diluted share; an increase of $0.05 per diluted share from the company’s earlier guidance, based on improving global air traffic and airline yields, and better than expected performance during the first quarter of 2010.

•	2010 free cash flow is expected to be in excess of $145 million reflecting a free cash flow conversion rate in excess of 100 percent for the full year.

•
Due to the expected expansion in orders and backlog in 2010 and a recovery in the commercial aircraft segment spares and consumables businesses, the company expects a significant increase in revenues, earnings and cash flows beginning in 2011.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, B/E Aerospace’s financial guidance and industry expectations for the next several years and the expected benefits from the HCS acquisition.  Such forward-looking statements involve risks and uncertainties.  B/E Aerospace’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E

Aerospace’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled “Forward-Looking Statements” contained in B/E Aerospace’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED
	March 31,	March 31,
	2010	2009

Revenues	$463.5	$523.7
Cost of sales	295.7	347.0
Selling, general and administrative	68.7	72.0
Research, development and
engineering	27.1	24.0

Operating earnings	72.0	80.7

Operating earnings, as percentage
of revenues	15.5%	15.4%

Interest expense, net	20.8	22.5

Earnings before income taxes	51.2	58.2

Income taxes	17.4	20.3

Net earnings	$33.8	$37.9

Net earnings per common share:

Basic	$0.34	$0.39
Diluted	$0.34	$0.38

Weighted average common shares:
Basic	99.5	98.3
Diluted	100.5	98.6

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	March 31,	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$153.9	$120.1
Accounts receivable, net	264.6	222.5
Inventories, net	1,262.0	1,247.4
Deferred income taxes, net	0.3	12.1
Other current assets	25.2	20.5
Total current assets	1,706.0	1,622.6
Long-term assets	1,204.4	1,217.5
	$2,910.4	$2,840.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$391.4	$335.7
Total long-term liabilities	1,055.9	1,056.9
Total stockholders' equity	1,463.1	1,447.5
	$2,910.4	$2,840.1

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	THREE MONTHS ENDED
	March 31,	March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$33.8	$37.9
Adjustments to reconcile net earnings to
net cash flows provided by (used in) operating activities:
Depreciation and amortization	12.5	11.8
Other	0.7	0.4
Deferred income taxes	16.1	13.7
Non-cash compensation	6.9	5.3
Changes in operating assets and liabilities:
Accounts receivable	(45.8)	(28.8)
Inventories	(26.0)	(79.9)
Other current assets and other assets	(1.7)	3.9
Payables, accruals and other liabilities	51.0	(3.8)
Net cash flows provided by (used in) operating activities	47.5	(39.5)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9.3)	(10.0)
Net cash flows used in investing activities	(9.3)	(10.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long term debt	(0.2)	(1.4)
Net cash flows used in financing activities	(0.2)	(1.4)

Effect of foreign exchange rate changes on cash and
cash equivalents	(4.2)	(1.9)

Net increase (decrease) in cash and cash equivalents	33.8	(52.8)
Cash and cash equivalents, beginning of year	120.1	168.1
Cash and cash equivalents, end of year	$153.9	$115.3

BE AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes the financial measures "free cash flow" and “free cash flow conversion rate,” which are “non-GAAP financial measures” as defined in Regulation G of the Securities and Exchange Act of 1934.  The company defines "free cash flow" as net cash flows provided by operating activities less capital expenditures.  The company uses free cash flow to provide investors with an additional perspective on the company's cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The company defines “free cash flow conversion rate” as free cash flow expressed as a percentage of the company’s net earnings.  The company uses free cash flow conversion rate to provide investors with a measurement of its ability to convert earnings into free cash flow.

Pursuant to the requirements of Regulation G, the company is providing the following table which reconciles net cash flow provided by operating activities to free cash flow, which is the most comparable GAAP measure.

RECONCILIATION OF NET CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
(In Millions)
Three Months Ended
March 31,
2010
Net cash flow provided by operating activities	$47.5
Less: capital expenditures	(9.3)
Free cash flow	$38.2

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